Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Amendment #1 to Registration Statement on Form S-3 under the Securities Act of 1933, as amended, of Paramount Gold Nevada Corp. of our report dated September 25, 2020 with respect to the consolidated financial statements of Paramount Gold Nevada Corp. for the years ended June 30, 2020 and 2019.  We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 (333-238803) incorporated by reference in this Registration Statement.

Yours truly,

MNP LLP

/s/ MNP LLP

Toronto, Canada October 23, 2020